Filed Pursuant to 424(b)(1)
Registration No. 333-239108

PROSPECTUS

Creative Realities, Inc.

1,943,048 Shares of Common Stock

This prospectus relates to the proposed resale or other disposition from time to time of up to 1,943,048 shares of common stock, $0.0001 par value per share, of Creative Realities, Inc. (the “Company”) by the selling stockholders identified in this prospectus. We are not selling any shares of common stock under this prospectus and will not receive any of the proceeds from the sale or other disposition of common stock by the selling stockholders.

The selling stockholders or their pledgees, assignees or successors-in-interest may offer and sell or otherwise dispose of the shares of common stock described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of such shares. We will bear all other costs, expenses and fees in connection with the registration of the such shares. See “Plan of Distribution” beginning on page 13 for more information about how the selling stockholders may sell or dispose of its shares of common stock.

Our common stock is listed on The NASDAQ Capital Market under the symbol “CREX.” The last reported per share price for our common stock was $2.99, as quoted on The NASDAQ Capital Market on June 10, 2020.

Investing in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks that we have described on page 7 of this prospectus under the caption “Risk Factors” and in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is  June 26, 2020.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”), pursuant to which the selling stockholders may, from time to time, offer and sell or otherwise dispose of the securities covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the information incorporated by reference into this prospectus, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the captions “Where You Can Find More Information” and “Important Information Incorporated by Reference” in this prospectus.

Neither we nor the selling stockholders have authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You should not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our securities other than the securities covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

We further note that the representations, warranties and covenants made in any agreement that is filed as an exhibit to any document that is incorporated by reference in the prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless the context requires otherwise or unless otherwise indicated, all references to “Creative Realities,” the “Company,” “we,” “our,” or “us” refer collectively to Creative Realities, Inc.

This prospectus does not constitute, and any prospectus supplement or other offering materials related to an offering of securities described in this prospectus will not constitute, an offer to sell, or a solicitation of an offer to purchase, the offered securities in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation in such jurisdiction.

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PROSPECTUS SUMMARY

The following is a summary of what we believe to be the most important aspects of our business and the offering of our securities under this prospectus. We urge you to read this entire prospectus, including the more detailed financial statements, notes to the financial statements and other information incorporated by reference from our other filings with the SEC. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities. You should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

Company Overview

Creative Realities, Inc. is a Minnesota corporation (the “Company”) that provides innovative digital marketing technology and solutions to retail companies, individual retail brands, enterprises and organizations throughout the United States and in certain international markets. The Company has expertise in a broad range of existing and emerging digital marketing technologies, as well as the related media management and distribution software platforms and networks, device management, product management, customized software service layers, systems, experiences, workflows, and integrated solutions. Our technology and solutions include: digital merchandising systems and omni-channel customer engagement systems, interactive digital shopping assistants, advisors and kiosks, and other interactive marketing technologies such as mobile, social media, point-of-sale transactions, beaconing and web-based media that enable our customers to transform how they engage with consumers. We have expertise in a broad range of existing and emerging digital marketing technologies, as well as the following related aspects of our business: content, network management, and connected device software and firmware platforms; customized software service layers; hardware platforms; digital media workflows; and proprietary processes and automation tools. We believe we are one of the world’s leading interactive marketing technology companies that focuses on the retail shopper experience by helping retailers and brands use the latest technologies to create better shopping experiences.

On November 20, 2018, we closed on our acquisition of Allure Global Solutions, Inc. (the “Allure Acquisition”). While the Allure Acquisition expanded our operations, geographical footprint and customer base and also enhanced our current product offerings, the core business of Allure is consistent with the operations of Creative Realties, Inc.

Our main operations are conducted directly through Creative Realities, Inc., and under our wholly owned subsidiaries Allure Global Solutions, Inc., a Georgia corporation, Creative Realities Canada, Inc., a Canadian corporation, and ConeXus World Global, LLC, a Kentucky limited liability company. Our other wholly owned subsidiary Creative Realities, LLC, a Delaware limited liability company, has been effectively dormant since October 2015, the date of the merger with ConeXus World Global, LLC.

We generate revenue in this business by:

●	consulting with our customers to determine the technologies and solutions required to achieve their specific goals, strategies and objectives;

●	designing our customers’ digital marketing experiences, content and interfaces;

●	engineering the systems architecture delivering the digital marketing experiences we design – both software and hardware – and integrating those systems into a customized, reliable and effective digital marketing experience;

●	managing the efficient, timely and cost-effective deployment of our digital marketing technology solutions for our customers;

●	delivering and updating the content of our digital marketing technology solutions using a suite of advanced media, content and network management software products; and

●	maintaining our customers’ digital marketing technology solutions by: providing content production and related services; creating additional software-based features and functionality; hosting the solutions; monitoring solution service levels; and responding to and/or managing remote or onsite field service maintenance, troubleshooting and support calls.

These activities generate revenue through: bundled-solution sales; consulting services, experience design, content development and production, software development, engineering, implementation, and field services; software license fees; and maintenance and support services related to our software, managed systems and solutions.

We currently market and sell our technology and solutions primarily through our sales and business development personnel, but we also utilize agents, strategic partners, and lead generators who provide us with access to additional sales, business development and licensing opportunities.

Our digital marketing technology solutions have application in a wide variety of industries. The industries in which we sell our solutions are established and include automotive, apparel & accessories, banking, baby/children, beauty, CPG, department stores, digital out-of-home (“DOOH”), electronics, fashion, fitness, foodservice/quick service restaurant (“QSR”), financial services, gaming, luxury, mass merchants, mobile operators, and pharmacy retail; however, the planning, development, implementation and maintenance of technology-enabled experiences involving combinations of digital marketing technologies is relatively new and evolving.  Moreover, a number of participants in these industries have only recently started considering or expanding the adoption of these types of technologies, solutions and experiences as part of their overall marketing strategies.  As a result, we remain without an established history of profitability.

Market Opportunity

We believe that the adoption and evolution of digital marketing technology solutions will increase substantially in years to come both in the industries in which we currently focus and in others. We also believe that adoption of our solutions depends not only upon the services and solutions that we provide but also upon the cost of hardware used to process and display content. While the costs of hardware configurations and software media players have historically decreased and we believe they will continue to do so at an accelerating rate, flat panel displays and players typically constitute a large portion of the expenditure customers make relative to the entire cost of implementing a digital marketing system implementation and can be a barrier to customer deployment. As a result, we believe that the broader adoption of digital marketing technology solutions is likely to increase, although we cannot predict the rate at which such adoption will occur.

Another key component of our business strategy, given the evolving dynamics of the industry in which we operate, is to acquire and integrate other operating companies in the industry in conjunction with pursuing our organic growth objectives. We believe that the selective acquisition and successful integration of certain companies will: accelerate our growth in targeted vertical and operating markets; enable us to cost-effectively aggregate multiple customer bases onto a single business and technology platform; provide us with greater operating scale on a consolidated basis; enable us to leverage a common set of processes and tools, and cost efficiencies company-wide; and ultimately result in higher operating profitability and cash flow from operations. Our management team evaluates acquisition opportunities on an ongoing basis. Our management team and Board of Directors have broad experience with the execution, integration and financing of acquisitions. We believe that, based on the foregoing, we can successfully serve as a consolidator of multiple business and technology platforms serving similar markets.

Corporate Organization

Our principal offices are located at 13100 Magisterial Drive, Ste 100, Louisville, Kentucky 40223, and our telephone number at that office is (502) 791-8800.

The legal entity that is the registrant was originally incorporated and organized as a Minnesota corporation under the name Wireless Ronin Technologies, Inc. in March 2003. Our business initially focused on the provision of expertise in digital media marketing solutions to customers, including digital signage, interactive kiosks, mobile, social media and web-based media solutions. We acquired the assets and business of Broadcast International, Inc., a Utah corporation and public registrant, through a merger transaction that was effective as of August 1, 2014. Then on August 20, 2014, we consummated a merger transaction with Creative Realities, LLC, a privately owned Delaware limited liability company, in which we issued a majority of our issued and outstanding shares of common stock. In that merger transaction, we acquired the interactive marketing technology business of Creative Realities that we currently operate. Shortly after that merger, we changed our corporate name from Wireless Ronin Technologies, Inc. to “Creative Realities, Inc.” On October 15, 2015, we acquired the assets and business of ConeXus World Global, LLC, a privately-owned Kentucky limited liability company for which we issued preferred and common stock. In that merger transaction, we acquired the systems integration and marketing technology business of ConeXus World that we currently operate. On May 23, 2016, we dissolved Broadcast International, Inc. On November 20, 2018, we acquired Allure Global Solutions, Inc. (“Allure”), an enterprise software development company (as further described below).

Our corporate structure, including our principal operating subsidiaries, is as follows:

Our fiscal year ends December 31. Neither we nor any of our predecessors have been in bankruptcy, receivership or any similar proceeding.

Business Strategy

We believe that our existing business model is highly scalable and can be expanded successfully as we continue to grow organically and integrate our recent merger transactions, acquire and integrate other companies which operate directly in our target markets, strengthen our operational practices and procedures, further streamline our administrative office functions, and continue to capitalize on various marketing programs and activities.

Industry Background

Over approximately the past 18-36 months, we believe certain digital marketing technology industry trends are creating the opportunity for retailers, brands, venue-operators, enterprises, non-profits and other organizations to create innovative shopping, marketing, and informational experiences for their customers and other stakeholders in various venues worldwide. These trends include: (i) the expectations of technology-savvy consumers; (ii) addressing on-line competitors by improving physical experiences; (iii) accelerating decline in the cost of hardware configurations (primarily flat panel displays) and software media players; (iv) the continued evolution of mobile, social, software and hardware technologies, applications and tools; (v) increasing sophistication of social networking platforms; (vi) increasingly complex customer requirements related to their specific digital marketing technology and solution objectives; and (vii) customers challenging service providers with the delivery of a satisfactory consumer experience with the traditional pressure on reducing installation and ongoing operating costs.

As a result, a growing number of retailers, brands, venue-operators and other organizations have identified the need and opportunity to implement increasingly cost-effective and “sales-lifting” digital marketing, and interactive experiences to market to their customers. These experiences include creating unique and customized experiences for targeted, timely offerings and relevant promotions; improving engagement resulting in increased sales; and increasing shopping basket size. We believe our clients consider capitalizing on these industry trends to be increasingly critical to any successful “store of the future” retail and brand sales environment, especially where sales staff turnover is high, training outcomes are inconsistent and product knowledge is low.

Companies are accomplishing their strategies by implementing various digital marketing technology solutions, which: are implemented in multiple forms and types of configurations and locations; attempt to achieve any of a broad range of individual or combination of objectives; contain various levels of targeting; have the ability to instantly manage single or multiple locations remotely from a customer’s desktop or other connected device at each location; and are built to deliver or contain a standard or customized experience unique to and within the customer’s environment. Examples of such solutions include:

●	Digital Merchandising Systems, which aim to inform and interact with customers through various types of content in an integrated experience, improve in-store customer experiences and increase overall sales, upsells, and/or cross-sales;

●	Digital Sales Assistants, which aim to replace or augment existing sales resources and the level of interactive and informational sales assistance inside the store;

●	Digital Way-Finders, which aim to help customers navigate their way around individual retail stores and multi-store locations or venues, or within individual brand categories;

●	Digital Kiosks, which aim to provide data, specialized and customized broadcasts, promotional information and coupons, train, and other forms of information and interaction with customers in a variety of deployment forms, types, configurations and experiences;

●	Digital Menu-Board Systems, which aim to enable various types of restaurant operators the ability to remotely and on a scheduled basis, update and modify menu information, promotions, and other forms of content dynamically;

●	Dynamic Digital Signage which aims to deliver and manage in-store marketing and advertising campaigns, specialized and customized broadcasts, and various other forms of messaging targeting customers in a particular experience or environment.

Our Markets

We currently market and sell our marketing technology solutions through our direct sales force, inside sales team, and word-of-mouth referrals from existing customers. Select strategic partnerships and lead generation programs also drive business to the Company through targeted business development initiatives. We market to companies that seek digital marketing solutions across multiple connected devices and who specifically seek or could benefit from enhancements to the customer experience offered in their stores, venues, brands or organizations.

Our digital marketing technology solutions have application in a wide variety of industries. The industries in which we sell our solutions are established and include automotive, apparel & accessories, banking, baby/children, beauty, CPG, department stores, digital out-of-home (“DOOH”), electronics, fashion, fitness, foodservice/quick service restaurant (“QSR”), financial services, gaming, luxury, mass merchants, mobile operators, and pharmacy retail; however, the planning, development, implementation and maintenance of technology-enabled experiences involving combinations of digital marketing technologies is relatively new and evolving.  Moreover, a number of participants in these industries have only recently started considering or expanding the adoption of these types of technologies, solutions and experiences as part of their overall marketing strategies.

Seasonality

A portion of our customer activity is influenced by seasonal effects related to traditional end of calendar year peak retail sales periods and certain other factors that arise from our target customer base. Nevertheless, our revenues can be materially affected by the launch of new markets, the timing of production rollouts, and other factors, any of which have the ability to reduce or outweigh certain seasonal effects.

Effect of General Economic Conditions on our Business

We believe that demand for our services will increase in part as a result of new construction and remodeling activities of pre-existing retail, convenience store, stadium and event venues. While we do see reductions in retail footprints across the U.S., we see a continued focus on integration of digital into the retail marketplace and a focus on digital refreshes within the retail space to stay relevant in an evolving e-commerce marketplace. Recent general economic improvements generally make it easier for our customers to justify decisions to invest in digital marketing technology solutions. A change in the macroeconomic trend in the U.S. could have a negative impact on our customers’ ability and/or willingness to advance their digital initiatives.

Regulation

We are subject to regulation by various federal and state governmental agencies. Such regulation includes radio frequency emission regulatory activities of the U.S. Federal Communications Commission, the consumer protection laws of the U.S. Federal Trade Commission, product safety regulatory activities of the U.S. Consumer Product Safety Commission, and environmental regulation in areas in which we conduct business. Some of the hardware components that we supply to customers may contain hazardous or regulated substances, such as lead. A number of U.S. states have adopted or are considering “takeback” bills addressing the disposal of electronic waste, including CRT style and flat panel monitors and computers. Electronic waste legislation is developing. Some of the bills passed or under consideration may impose on us, or on our customers or suppliers, requirements for disposal of systems we sell and the payment of additional fees to pay costs of disposal and recycling. Presently, we do not believe that any such legislation or proposed legislation will have a materially adverse impact on our business.

Competition

While we believe there is presently no direct competitor with the comprehensive offering of technologies, solutions and services we provide to our customers, there are multiple individual competitors who offer pieces of our solutions. These include digital signage software companies such as Stratacache, Four Winds Interactive, and Reflect Systems; marketing services companies such as Sapient Nitro or digital signage systems integrators such as Convergent Media Systems. Some of these competitors may have significantly greater financial, technical and marketing resources than we do and may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements. We believe that our sales and business development capabilities, network operations / field service management capabilities, our comprehensive offering of digital marketing technology and solutions, brand awareness, and proprietary processes are the primary factors affecting our competitive position.

Territories

We sell products and services primarily throughout North America.

Employees

We have approximately 73 employees as of June 10, 2020. We do not have any employees that operate under collective-bargaining agreements.

Description of the Private Placement

On November 19, 2018, the Company closed its underwritten public offering of 2,857,142 shares of its common stock and warrants to purchase 1,428,571 shares of common stock at a combined public offering price of $3.50 per share and warrant (“Public Offering”). The gross proceeds to the Company from the Public Offering were approximately $10,000,000, before deducting underwriting discounts and commissions and other estimated offering expenses. In connection with the Public Offering, the Company converted all of its outstanding Series A Preferred Stock and convertible promissory notes into shares of common stock.

Holders of Series A Preferred Stock received 723,561 shares of common stock at the stated conversion rate as determined pursuant to the Preferred Stock Certificate of Designation upon completion of the Public Offering. Those holders of Series A Preferred Stock who executed a customary lock-up agreement for a period continuing for 90 days after the consummation of the Public Offering were issued, as a one-time incentive for such agreement, additional common stock and warrants, in such number that made the effective conversion price of the Series A Preferred Stock equal to 90% of the effective price per unit sold in the Public Offering. Those holders of Series A Preferred Stock who participated in the Public Offering, subject to a minimum participation requirement as agreed between the underwriters and the Company, and executed the foregoing lock-up agreement received, as a one-time additional incentive, additional common stock and warrants in such number that decreased the effective conversion price on the conversion of Series A Preferred Stock to 80% of the effective price per unit sold in the Public Offering. Upon completion of the Public Offering, the Company issued to the Series A Preferred Stockholders an additional 1,123,367 shares of common stock and warrants to purchase an aggregate of 923,472 shares of common stock (the “Preferred Warrants”).

The holder of our convertible promissory notes prior to the Public Offering, Slipstream Communications LLC (“Slipstream”), agreed to convert $4,954,938 of outstanding principal, including paid-in-kind interest and all accrued interest thereon, into shares of our common stock and warrants at a conversion price equal to the lower of $7.65, or 80% of the price at which shares of common stock were sold in the Public Offering. The conversion was contingent upon (i) the conversion of the Company’s Series A Preferred Stock, and (ii) the successful completion of the Public Offering of at least $10,000,000, each of which were successfully completed on November 19, 2018. In exchange for participation in the Public Offering, subject to a minimum participation requirement as agreed between the underwriters and the Company, and Slipstream’s execution of a lock-up agreement, Slipstream received, as a one-time incentive, additional common stock and warrants in such number that decreased the effective conversion price of the convertible notes to 70% of the lowest of the Series A conversion price or Public Offering price. Upon completion of the Public Offering, the convertible promissory notes were converted into 2,039,152 shares of the Company’s common stock and warrants to purchase 1,019,576 shares of common stock (the “Noteholder Warrants”).

The terms of the Preferred Warrants and Noteholder Warrants (collectively, the “Warrants”) have an exercise price of $4.20 per share, are exercisable immediately and expire on November 19, 2023. The terms of the Warrants provide that the holders may exercise the Warrants by “cashless” exercise if at the time of such exercise, the Company is not able to issue the shares of common stock purchasable upon such exercise without trading restrictions. The Company is registering the resale of the shares of common stock issuable upon the exercise of the Warrants so that such shares may be issued free of any trading restrictions.

Exempt Issuance

The issuances of the Warrants were not registered under the Securities Act of 1933, as amended (the “Securities Act”) at the time of sale, and therefore may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. For these issuances, the Company relied on the exemption from federal registration under Section 4(a)(2) of the Securities Act and/or Rule 506 promulgated thereunder, based on the Company’s belief that the offer and sale of such common stock did not involve a public offering.

The foregoing description is qualified in its entirety by the terms of the applicable agreements, each of which has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Corporate Information

Our principal offices are located at 13100 Magisterial Drive, Ste 100, Louisville, Kentucky 40223, and our telephone number at that office is (502) 791-8800. Our telephone number is (502) 791-8800, and our website address is https://www.cri.com. The information contained on, or that can be accessed through, our website is not part of this prospectus.

Risk Factors

Our business is subject to numerous risks. For a discussion of the risks you should consider before purchasing shares of our common stock, see “Risk Factors” on page 7 of this prospectus.

The Offering

This prospectus relates to the proposed resale or other disposition from time to time of up to 1,943,048 shares of our common stock, $0.0001 par value per share, by the selling stockholders identified in this prospectus. See “Selling Stockholders” and “Plan of Distribution.”

The selling stockholders may offer to sell the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. Our common stock is listed on the Nasdaq Capital Market under the symbol “CREX.”

We will not receive any of the proceeds from the sale of shares of our common stock in this offering.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before purchasing the securities offered by this prospectus, you should carefully consider the risks, uncertainties and additional information (i) contained herein or in any applicable prospectus supplement, (ii) set forth in our most recent Annual Report on Form 10-K filed with the SEC on March 13, 2020, which is incorporated by reference into this prospectus, and (iii) set forth in our future filings with the SEC that are incorporated by reference into this prospectus.

For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Important Information Incorporated by Reference.” The risks and uncertainties in this prospectus and in the documents incorporated by reference in this prospectus are those that we currently believe may materially impact the Company and could result in the loss of all or a portion of your investment in our common stock. Additional risks not presently known or are currently deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain, and any prospectus supplement may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements other than statements of historical facts contained in this prospectus and the documents incorporated by reference herein contain, and any prospectus supplement, are forward-looking statements. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

●	the adequacy of funds for future operations;

●	future expenses, revenue and profitability;

●	trends affecting financial condition and results of operations;

●	ability to convert proposals into customer orders under mutually agreed upon terms and conditions;

●	general economic conditions and outlook, including those as a result of the COVID-19 pandemic;

●	the ability of customers to pay for products and services received;

●	the impact of changing customer requirements upon revenue recognition;

●	customer cancellations;

●	the availability and terms of additional capital;

●	industry trends and the competitive environment;

●	the impact of the company’s financial condition upon customer and prospective customer relationships;

●	potential litigation and regulatory actions directed toward our industry in general;

●	the ultimate control of our management and our Board of Directors by our controlling shareholder, Slipstream Funding, LLC;

●	our reliance on certain key personnel in the management of our businesses;

●	employee and management turnover;

●	the existence of material weaknesses in internal controls over financial reporting;

●	the inability to successfully integrate the operations of acquired companies; and

●	the fact that our common stock is presently thinly traded in an illiquid market.

In some cases, you can identify forward-looking statements by terms such as “may”, “will”, “should”, “could”, “would”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “projects”, “predicts”, “potential” “propose,” and similar expressions (or the negative versions of such words or expressions) intended to identify forward-looking statements.

These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail under the heading “Risk Factors” in the applicable prospectus supplement or free writing prospectus and in our reports filed from time to time under the Securities Act and/or the Exchange Act. We encourage you to read these filings as they are made. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement.

You should read this prospectus, the documents incorporated by reference herein, and any prospectus supplement that we have authorized for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock in this offering. The selling stockholders will receive all of the proceeds from this offering.

SELLING STOCKHOLDERS

This prospectus relates to the proposed resale or other disposition from time to time of up to 1,943,048 shares of our common stock by the selling stockholders identified in this prospectus. For information regarding the issuance of such shares, and the relationship between the selling stockholders and us, see “Prospectus Summary—Description of the Private Placement” above.

The selling stockholders listed in the table below may from time to time offer and sell any or all shares of our common stock set forth below pursuant to this prospectus. When we refer to selling stockholders in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholders’ interests in shares of our common stock other than through a public sale.

The following table sets forth certain information regarding the selling stockholders as of the date of this prospectus based on information provided to us by the selling stockholders, including the name of each selling stockholder, the number of shares of common stock beneficially owned by each selling stockholder as of the date of this prospectus, the number of such shares that each selling stockholder may offer pursuant to this prospectus, the number of shares to be beneficially owned by each selling stockholder following the sale of shares covered by this prospectus, and the percentage of our issued and outstanding common stock to be beneficially owned by each selling stockholder following the sale of all shares covered by this prospectus.

Selling Securityholder Name	Shares of Common Stock Beneficially Owned Before Offering	Total Shares of Common Stock Offered by Selling Securityholder	Shares of Common Stock Beneficially Owned After Offering (1)	Percentage of Beneficial Ownership of Common Stock After Offering (1)
Horton Capital Partners Fund, L.P.(2)	559,317	158,625	400,692	4.0%
Cheswold (Horton), LLC.(3)	188,000	188,000	-	0.0%
Next Egg Investments (NFF), LP.(4)	289,359	94,000	195,359	2.0%
MAZ Partners LP.(5)	19,858	19,858	-	0.0%
Brio Capital Master Fund Ltd(6)	150,004	73,803	76,201	0.8%
Alice Ann Corporation(7)	13,460	8,460	5,000	0.1%
Robert G. Allison(8)	24,866	10,576	14,290	0.1%
Dorothy J. Hoel(9)	9,206	6,346	2,860	0.0%
Richard A. Hoel(10)	5,656	4,231	1,425	0.0%
Slipstream Communications, LLC(11)	6,718,717	1,161,273	5,557,444	50.4%
Warberg WF VIII LP(12)	154,440	154,440	-	0.0%
James I. Freeman(13)	142,211	47,001	95,210	1.0%
Paul Price(14)	7,305	7,305	-	0.0%
Donald A. Harris(15)	126,353	9,130	117,223	1.2%

*	Beneficial ownership is determined in accordance with SEC rules, and includes any shares as to which the stockholder has sole or shared voting power or investment power, and also any shares which the stockholder has the right to acquire within 60 days of the date hereof, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the stockholder that he, she or it is a direct or indirect beneficial owner of those shares. The percentage of shares beneficially owned are based on 9,854,623 shares of our common stock outstanding as of June 10, 2020.

(1)	Assumes the sale of shares offered pursuant to this prospectus.

(2)	Includes warrants to purchase 238,979 shares of common stock that are currently exercisable or will become exercisable within 60 days after June 11, 2020. Joseph Manko, Jr. has the power to vote or dispose of such securities and may be deemed to be the beneficial owner of such securities.

(3)	Includes warrants to purchase 188,000 shares of common stock that are currently exercisable or will become exercisable within 60 days after June 11, 2020. Jin Park has the power to vote or dispose of such securities and may be deemed to be the beneficial owner of such securities.

(4)	Includes warrants to purchase 94,000 shares of common stock that are currently exercisable or will become exercisable within 60 days after June 11, 2020. Jin Park has the power to vote or dispose of such securities and may be deemed to be the beneficial owner of such securities.

(5)	Includes warrants to purchase 19,858 shares of common stock that are currently exercisable or will become exercisable within 60 days after June 11, 2020. Walter Schenker has the power to vote or dispose of such securities and may be deemed to be the beneficial owner of such securities.

(6)	Includes warrants to purchase 150,004 shares of common stock that are currently exercisable or will become exercisable within 60 days after June 11, 2020. Shaye Hirsch has the power to vote or dispose of such securities and may be deemed to be the beneficial owner of such securities.

(7)	Includes warrants to purchase 13,460 shares of common stock that are currently exercisable or will become exercisable within 60 days after June 11, 2020.

(8)	Includes warrants to purchase 24,866 shares of common stock that are currently exercisable or will become exercisable within 60 days after June 11, 2020.

(9)	Includes warrants to purchase 9,206 shares of common stock that are currently exercisable or will become exercisable within 60 days after June 11, 2020.

(10)	Includes warrants to purchase 1,425 shares of common stock that are currently exercisable or will become exercisable within 60 days after June 11, 2020.

(11)	Investment and voting power over shares held by Slipstream Communications, LLC may be deemed to be directly or indirectly controlled by Craig Cogut, Chairman and Chief Executive Officer of Pegasus Capital Advisors, LLC. Slipstream Communications, LLC (“Slipstream Communications”) is the sole member of Slipstream Funding, LLC (“Slipstream Funding”). BCOM Holdings, LP (“BCOM Holdings”) is the managing member of Slipstream Communications. BCOM GP LLC (“BCOM GP”) is the general partner of BCOM Holdings. Business Services Holdings, LLC (“Business Services Holdings”) is the sole member of BCOM GP. PP IV BSH, LLC (“PP IV BSH”), Pegasus Investors IV, L.P. (“Pegasus Investors”) and Pegasus Partners IV (AIV), L.P. (“Pegasus Partners (AIV)”) are the members of Business Services Holdings. Pegasus Partners IV, L.P. (“Pegasus Partners”) is the sole member of PP IV BSH. Pegasus Investors IV, L.P. (“Pegasus Investors”) is the general partner of each of Pegasus Partners (AIV) and Pegasus Partners and Pegasus Investors IV GP, L.L.C. (“Pegasus Investors GP”) is the general partner of Pegasus Investors. Pegasus Investors GP is wholly owned by Pegasus Capital, LLC (“Pegasus Capital”). Pegasus Capital may be deemed to be directly or indirectly controlled by Craig Cogut. The share figure includes the 952,365 shares of common stock issued to and held by Slipstream Funding, LLC in connection with the merger transaction with Creative Realities, LLC. Share figure also includes 2,539,408 common shares purchasable upon exercise of outstanding warrants issued to and held by Slipstream Communications, LLC.

(12)	Includes warrants to purchase 154,440 shares of common stock that are currently exercisable or will become exercisable within 60 days after June 11, 2020. Daniel Warsh has the power to vote or dispose of such securities and may be deemed to be the beneficial owner of such securities.

(13)	Includes warrants to purchase 47,001 shares of common stock that are currently exercisable or will become exercisable within 60 days after June 11, 2020.

(14)	Includes warrants to purchase 7,305 shares of common stock that are currently exercisable or will become exercisable within 60 days after June 11, 2020.

(15)	Includes warrants to purchase 21,035 shares of common stock that are currently exercisable or will become exercisable within 60 days after June 11, 2020.Donald A. Harris is a director of the Company.

CERTAIN PROVISIONS OF MINNESOTA LAW,

THE ARTICLES OF INCORPORATION AND BYLAWS

The following is a description of certain provisions of the Minnesota Business Corporation Act, our articles of incorporation and our corporate bylaws that may discourage an unfriendly attempt to obtain control of the Company. This summary does not purport to be complete and is qualified in its entirety by reference to the Minnesota Business Corporation Act, our articles of incorporation and our corporate bylaws.

Minnesota Business Combination Act

We are subject to the Minnesota Business Combination Act, Section 302A.673 of the Minnesota Business Corporation Act. Subject to certain qualifications and exceptions, the statute prohibits an “interested shareholder” of certain Minnesota corporations that are termed “issuing public corporations” (which definition Creative Realities satisfies) from effecting any “business combination” with the corporation for a period of four years from the date the shareholder becomes an “interested shareholder” unless the corporation’s Board of Directors approved the business combination prior to the shareholder becoming an “interested shareholder” or otherwise approved the shareholder becoming an “interested shareholder.”

An “interested shareholder” is defined to include (i) any beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation, or (ii) any affiliate or associate of the corporation, that, within the prior four-year period has at any time directly or indirectly beneficially owned 10% or more of the voting power of the then-outstanding stock of the corporation.

The term “business combination” is defined broadly to include, among other things:

●	the merger, consolidation or share exchange of the corporation with the interested shareholder or any corporation that is, or after the merger, consolidation or share exchange would be, an affiliate or associate of the interested shareholder (subject to certain exceptions);

●	the sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with an interested shareholder or any affiliate or associate of the interested shareholder, of assets of the corporation or any subsidiary (i) having an aggregate market value of 10% or more of the corporation’s consolidated assets, (ii) having an aggregate market value of 10% or more of the market value of all outstanding shares of the corporation, or (iii) representing 10% or more of the earning power or net income of the corporation determined on a consolidated basis (subject to certain exceptions); or

●	the issuance or transfer to an interested shareholder or any affiliate or associate of the interested shareholder of 5% or more of the aggregate market value of the outstanding stock of the corporation (subject to certain exceptions).

The statute is designed to protect minority shareholders by prohibiting transactions in which an acquirer could favor itself at the expense of minority shareholders. The statute’s prohibition on the issuance or transfer to an interested shareholder of 5% or more of the aggregate market value of the outstanding stock of a corporation is subject to an exemption for shares purchased pursuant to the exercise of rights offered on a pro rata basis to all shareholders, such as this rights offering.

Bylaws

Certain provisions of our corporate bylaws could have anti-takeover effects. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our corporate policies formulated by our Board of Directors. In addition, these provisions also are intended to ensure that our Board of Directors will have sufficient time to act in what our Board of Directors believes to be in the best interests of our Company and our shareholders. Nevertheless, these provisions could delay or frustrate the removal of incumbent directors or the assumption of control of us by the holder of a large block of common stock, and could also discourage or make more difficult a merger, tender offer, or proxy contest, even if such event would be favorable to the interest of our shareholders. These provisions are summarized below.

Advance Notice Provisions for Raising Business or Nominating Directors. Sections 2.2 and 3.3 of our bylaws contain advance-notice provisions relating to the ability of shareholders to raise business at a shareholder meeting and make nominations for directors to serve on our Board of Directors. These advance-notice provisions generally require shareholders to raise business within a specified period of time prior to a meeting in order for the business to be properly brought before the meeting. Similarly, our bylaws prescribe the timing of submissions for nominations to our Board of Directors and the certain of factual and background information respecting the nominee and the shareholder making the nomination.

Limited Shareholder Action in Writing. Our bylaws provide that shareholder action can be taken only at an annual or special meeting of shareholders and cannot be taken by written consent in lieu of a meeting by fewer than all shareholders entitled to vote. This provision is consistent with the Minnesota Business Corporation Act, which does not allow for fewer than all shareholders of a public corporation to take action other than at an actual meeting of the shareholders.

Number of Directors and Vacancies. Our bylaws provide that the number of directors shall initially consist of seven persons, with the precise number of directors comprising the board shall be determined from time to time by the board itself. The prescribed number of directors comprising the board may be increased (but not decreased) by a majority of the directors then serving on the board. The bylaws also provide that our board has the right, except as may be provided in the terms of any series of preferred stock created by resolutions of the board, to fill vacancies, including vacancies created by any decision of our board to increase the number of directors comprising the board.

Articles of Incorporation – Blank-Check Preferred Stock Power

Under our articles of incorporation, our board has the authority to fix by resolution the terms and conditions of one or more series of preferred stock and provide by resolution for the issuance of shares of such series.

We believe that the availability of our preferred stock, in each case issuable in series, and additional shares of common stock could facilitate certain financings and acquisitions and provide a means for meeting other corporate needs which might arise. The authorized shares of our preferred stock, as well as authorized but unissued shares of common stock, will be available for issuance without further action by our shareholders, unless shareholder action is required by applicable law or the rules of any stock exchange on which any series of our stock may then be listed, or except as may be provided in the terms of any preferred stock created by resolution of our board.

These provisions give our board the power to approve the issuance of a series of preferred stock, or additional shares of common stock, that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of new shares of preferred stock might impede a business combination if the terms of those shares include voting rights which would enable a holder to block business combinations or, alternatively, might facilitate a business combination if those shares have general voting rights sufficient to cause an applicable percentage vote requirement to be satisfied.

PLAN OF DISTRIBUTION

We are registering those shares issued to the selling stockholders as described under “Prospectus Summary – Description of the Private Placement” above to permit the resale of these shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale of such shares by the selling stockholders. We will bear all fees and expenses incident to our obligation to register such shares.

The selling stockholders and any of their pledgees, donees, transferees, assignees or other successors-in-interest may sell all or a portion of the shares held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

●	broker-dealers may agree with a selling stockholder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

Because the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. The selling stockholders may also sell the shares under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders may also loan or pledge shares to broker-dealers that in turn may sell such shares.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440 or the successor to such FINRA rules.

The selling stockholders may pledge or grant a security interest in some or all of the shares owned by them and, if the selling stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholder(s) under this prospectus. The selling stockholders also may transfer and donate the shares in other circumstances in which case the pledgees, assignees or successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares is made, a prospectus supplement, if required, will be distributed, which will set forth the type(s) and aggregate amount of shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholders will sell any or all of the shares registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any securities by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the shares. All of the foregoing may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

We will pay all expenses of the registration of the shares including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, the selling stockholders will pay all underwriting discounts and selling commissions, if any.

Once sold under the registration statement, of which this prospectus forms a part, the shares will be freely tradable in the hands of persons other than our affiliates.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

LEGAL MATTERS

The validity of any securities offered from time to time by this prospectus and any related prospectus supplement will be passed upon by Maslon LLP, Minneapolis, Minnesota.

EXPERTS

The consolidated balance sheets of Creative Realities, Inc. and Subsidiaries as of December 31, 2019 and 2018, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years each then ended, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein. Such financial statements have been incorporated herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Commission. The Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our Commission filings are available on the Commission’s Internet site.

The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were made as of an earlier date. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We maintain an Internet site at http://www.cri.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus or part of any prospectus supplement.

IMPORTANT INFORMATION INCORPORATED BY REFERENCE

We are allowed to incorporate by reference information contained in documents that we file with the Commission. This means that we can disclose important information to you by referring you to those documents and that the information in this prospectus is not complete and you should read the information incorporated by reference for more detail. Information in this prospectus supersedes information incorporated by reference that we filed with the Commission prior to the date of this prospectus, while information that we file later with the Commission will automatically update and supersede the information in this prospectus.

We incorporate by reference the documents listed below and any future filings we will make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, and (ii) from the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus (other than Current Reports or portions thereof furnished under Item 2.02 or 7.01 of Form 8-K):

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which was filed with the Commission on March 13, 2020;

●	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, which was filed with the Commission on May 14, 2020

●	Current Reports on Form 8-K (or amendment(s) thereto) filed on January 3, 2020; March 19, 2020; March 27, 2020; April 6, 2020; April 27, 2020; May 1, 2020 , May 8, 2020, May 26, 2020 and June 3, 2020.

●	The description of the Company’s common stock incorporated into the Company’s Registration Statement on Form 8-A filed with the Commission on November 14, 2018 by reference to the description under the caption “Description of Securities – Common Stock” in the prospectus forming a part of the Company’s Registration Statement on Form S-1, as amended (Registration No. 333-225876), which was filed with the Commission on October 31, 2018.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered a copy of any or all of the documents that are incorporated by reference in this prospectus but not delivered with this prospectus, including exhibits that are specifically incorporated by reference in such documents. You may request a copy of such documents at no cost, by writing or telephoning us at the following address or telephone number:

Creative Realities, Inc.

Attention: Corporate Secretary
13100 Magisterial Drive, Suite 100

Louisville, KY 40223

(502) 791-8800

Creative Realities, Inc.

1,943,048 Shares of Common Stock

PROSPECTUS

June 26, 2020